Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Barry H. Bass	7600 Wisconsin Avenue
Chief Financial Officer	11th Floor
(301) 986-9200	Bethesda, MD 20814

bbass@first-potomac.com	www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
THIRD QUARTER 2009 RESULTS
BETHESDA, MD (October 29, 2009) — First Potomac Realty Trust (NYSE: FPO), a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping business parks and industrial properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, reported results for the three and nine months ended September 30, 2009.
Third Quarter and Subsequent Event Highlights:
•	Funds From Operations of $10.7 million, or $0.37 per diluted share, including $0.02 from gains on the retirement of debt.

•	Retires $8.5 million of its Exchangeable Senior Notes at a 12% discount, resulting in a gain of $0.6 million.

•	Same-property net operating income increases by 3.3% on an accrual basis.

•	Executes 450,000 square feet of leases.

•	Completes acquisition totaling 174,000 square feet for $25.5 million.
The Company’s funds from operations (“FFO”) for the third quarter of 2009 were $10.7 million, or $0.37 per diluted share ($0.35 per diluted share, excluding gains on the retirement of debt), compared with $9.4 million, or $0.38 per diluted share, during the third quarter of 2008. The Company’s net income attributable to common shareholders for the third quarter of 2009 increased to $0.6 million, or $0.02 per diluted share, compared with net income attributable to common shareholders of $0.3 million, or $0.01 per diluted share, for the third quarter of 2008.
The Company’s FFO for the first nine months of 2009 increased to $37.1 million, or $1.31 per diluted share ($1.09 per diluted share, excluding gains on the retirement of debt), compared with $32.0 million, or $1.28 per diluted share ($1.16 per diluted share, excluding gains on the retirement of debt), for the first nine months of 2008. The Company reported net income attributable to common shareholders for the first nine months of 2009 of $7.2 million, or $0.25 per diluted share, compared with net income attributable to common shareholders of $17.8 million, or $0.73 per diluted share, for the first nine months of 2008, which included a gain from the sale of a property of $14.3 million, or $0.57 per diluted share after noncontrolling interests.
Douglas J. Donatelli, chief executive officer of First Potomac Realty Trust stated “Our performance in the third quarter demonstrates the strength of our operating model and the resiliency of the markets in which we operate. We continued to successfully execute leases, which contributed to our positive NOI growth in the quarter. Due to the efforts of our strong team, the quality of our assets, and our locations, most of our properties are out-performing the market in net absorption, leasing and rental rates.”

Mr. Donatelli continued, “In terms of our investment strategy, we have always adhered to a disciplined approach and avoided the aggressive asset pricing of the past few years. We now believe there will be more opportunities, such as our recent acquisition of Cloverleaf Center in Germantown, Maryland. We have continued to improve our financial flexibility through the retirement of debt and the cost-effective issuance of capital under our controlled equity offering program. We will continue to focus on improving our balance sheet by extending our maturities in order to be positioned to pursue other select opportunities that will contribute to our growth as we move forward.”
The Company’s consolidated portfolio (excludes a property owned through an unconsolidated joint venture that was 100% leased and occupied) was 86.9% leased and 86.6% occupied at September 30, 2009. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Third Quarter 2009 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.
Property Operations
During the third quarter of 2009, the Company executed 450,000 square feet of leases, consisting of 80,000 square feet of new leases and 370,000 square feet of renewal leases. Significant new leases included 24,000 square feet at 1400 Cavalier Boulevard, which is located in the Company’s Southern Virginia region, and 18,000 square feet at Annapolis Commerce Park East, which is located in the Company’s Maryland region. Rent from the majority of these leases is expected to commence by the end of the first quarter of 2010. The 325,000 square feet of renewal leases in the quarter reflects a 90% retention rate. Renewal leases during the quarter included 79,000 square feet at Annapolis Commerce Park East, 66,000 square feet at Crossways Commerce Center and 59,000 square feet at Frederick Industrial Park.
Same-property net operating income (“Same-Property NOI”) increased $0.7 million, or 3.3%, and $1.5 million, or 2.3%, on an accrual basis for the three and nine months ended September 30, 2009, respectively. The Company’s Virginia properties continued to benefit from the Company’s successful 2008 leasing year as Same-Property NOI increased 9.1% and 7.4% for the Company’s Northern Virginia region and 9.8% and 10.3% for the Company’s Southern Virginia region during the three and nine months ended September 30, 2009, respectively. Same-Property NOI decreased 8.7% and 10.1% for the Maryland region for the three and nine months ended September 30, 2009, respectively, due to an increase in vacancy and reserves for anticipated bad debt expense, particularly among the Company’s Baltimore-area properties. The Company recorded reserves for estimated uncollectible revenues of $0.4 million and $1.8 million for the three and nine months ended September 30, 2009, respectively. At September 30, 2009, the annualized revenue associated with tenants with bad debt reserves for the entire Company comprised approximately 2% of the Company’s total annualized revenue.
Liquidity and Financing Activity
During the third quarter and through the date of this release, the Company sold 1.7 million common shares through its cost-effective controlled equity offering agreement at a weighted average offering price of $10.73 per share, generating net proceeds of approximately $17.9 million. The Company used the proceeds to retire a portion of its Exchangeable Senior Notes at a discount, to reduce a portion of its unsecured revolving credit facility and to fund the cash portion of the Cloverleaf Center acquisition, which closed in October 2009. Since May and through the date of this release, the Company has sold a total of 2.2 million common shares through its controlled equity offering agreement, generating net proceeds of $23.3 million.
In the third quarter 2009, the Company retired $8.5 million, of its Exchangeable Senior Notes, at a weighted average discount of 12%, which resulted in a gain of $0.6 million, or $0.02 per diluted share after noncontrolling interests, net of deferred financing costs and discounts. For the nine months ended September 30, 2009, the Company retired $34.5 million of its Exchangeable Senior Notes, which resulted in a gain of

$6.3 million, or $0.22 per diluted share after noncontrolling interests, net of deferred financing costs and discounts.
Balance Sheet
The Company had $614.6 million of debt outstanding at September 30, 2009. Of the total debt outstanding, $405.4 million was fixed-rate debt with a weighted average effective interest rate of 5.8% and a weighted average maturity of 3.9 years. The Company had $94.8 million of variable-rate term debt, which was hedged through various interest rate swap agreements that fixed the loans’ respective interest rates. These loans had a weighted average effective interest rate of 4.8% and a weighted average maturity of 1.9 years. At September 30, 2009, the Company’s variable interest rates consisted of borrowings of $99.4 million on its unsecured revolving credit facility and $15.0 million on a secured term loan. These obligations had a weighted average interest rate of 1.6% and a maturity of 1.6 years. The Company’s interest coverage ratio was 2.3 times for the quarter ended September 30, 2009.
As of September 30, 2009, approximately $30 million, or 4.9%, of the Company’s debt was scheduled to mature prior to January 1, 2011. In October 2009, the Company repaid a $1.7 million mortgage loan encumbering 4200 Tech Court with available cash. As a result, the Company now has $4.5 million in debt maturing in 2009 and approximately $24 million maturing in late 2010. The above figures do not include the Company’s two secured term loans and its unsecured revolving credit facility, which all mature in 2010 and have one-year extensions that are exercisable at the Company’s option. The Company intends to exercise its extension options on the applicable debt instruments or refinance the debt before it reaches maturity.
Subsequent Events
In October, the Company closed on Cloverleaf Center, a four-building, 174,000 square foot business park for $25.5 million in Germantown, Maryland. The property is 97% leased to seven tenants. The acquisition was financed with a $17.5 million mortgage loan and available cash.
Dividends
On October 27, 2009, the Company declared a dividend of $0.20 per common share. The dividend will be paid on November 13, 2009, to common shareholders of record as of November 6, 2009.
Earnings and FFO Guidance
The Company raised its FFO guidance range for 2009 to $1.62 to $1.64 per diluted share from the prior range of $1.56 to $1.62 per diluted share. The revised range reflects the gain on the retirement of debt realized in the third quarter along with better than anticipated property performance in the third quarter, partially offset by a higher share count and anticipated tenant move-outs during the fourth quarter.
Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Friday, October 30, 2009 at 9:00 a.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (877) 407-0784 or (201) 689-8560 for international participants. A replay of the conference call will be available through November 13, 2009, by dialing (877) 660-6853 or (201) 612-7415 for international callers, and entering account number 3055 and confirmation number, 334038 when prompted for the pass code.
A live broadcast of the conference call will be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, October 30, 2009, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping business parks and industrial properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 12 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for approximately 20% of the Company’s revenue.
Non-GAAP Financial Measures
Funds from Operations — Funds from operations represents net income before minority interests (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
NOI — The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.
Same-Property NOI — The Company defines same-property NOI as NOI for the Company’s properties wholly owned during the entirety of the periods reported. The Company’s same-property NOI calculations are reconciled to NOI at the end of this release.

Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Rental	$27,149	$25,491	$80,885	$75,316
Tenant reimbursements and other	5,725	5,577	18,134	16,304

Total revenues	32,874	31,068	99,019	91,620

Operating expenses:
Property operating	8,149	7,160	24,518	20,091
Real estate taxes and insurance	3,183	3,173	9,709	9,122
General and administrative	3,609	2,797	9,487	8,336
Depreciation and amortization	10,132	9,113	30,183	27,373

Total operating expenses	25,073	22,243	73,897	64,922

Operating income	7,801	8,825	25,122	26,698

Other expenses (income):
Interest expense	7,929	8,635	24,368	27,302
Interest and other income	(150)	(142)	(406)	(377)
Equity in losses of affiliate	38	—	92	—
Gain on early retirement of debt	(640)	—	(6,346)	(3,006)

Total other expenses	7,177	8,493	17,708	23,919

Income from continuing operations	624	332	7,414	2,779

Discontinued operations:
Income from operations of disposed property	—	—	—	1,335
Gain on sale of disposed property	—	—	—	14,274

Income from discontinued operations	—	—	—	15,609

Net income	624	332	7,414	18,388

Less: Net income attributable to noncontrolling interests in the Operating Partnership	(16)	(10)	(202)	(567)

Net income attributable to common shareholders	$608	$322	$7,212	$17,821

Depreciation and amortization:
Real estate assets	10,132	9,113	30,183	27,373
Discontinued operations	—	—	—	479
Unconsolidated joint venture	91	—	202	—
Consolidated joint venture	(149)	—	(652)	—
Gain on sale of disposed property	—	—	—	(14,274)
Net income attributable to noncontrolling interests	16	10	202	567

Funds from operations (FFO)	$10,698	$9,445	$37,147	$31,966

Net income attributable to common shareholders per share — basic and diluted:
Income from continuing operations	$0.02	$0.01	$0.25	$0.10
Income from discontinued operations	—	—	—	0.63

Net income	$0.02	$0.01	$0.25	$0.73

Weighted average common shares outstanding — basic	28,134	24,150	27,434	24,121
Weighted average common shares outstanding — diluted	28,231	24,204	27,502	24,172

FFO per share — basic	$0.37	$0.38	$1.32	$1.28

FFO per share — diluted	$0.37	$0.38	$1.31	$1.28
FFO per share — diluted, excluding gain on early retirement of debt	$0.35	$0.38	$1.09	$1.16

Weighted average common shares and units outstanding — basic	28,894	24,927	28,203	24,901
Weighted average common shares and units outstanding — diluted	28,991	24,980	28,271	24,952

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets:
Rental property, net	$961,340	$994,913
Cash and cash equivalents	11,968	16,352
Escrows and reserves	9,141	8,808
Accounts and other receivables, net of allowance for doubtful accounts of $2,050 and $935, respectively	6,257	6,872
Accrued straight-line rents, net of allowance for doubtful accounts of $1,034 and $575, respectively	10,424	8,727
Investment in affiliate	1,909	—
Deferred costs, net	17,619	17,165
Prepaid expenses and other assets	9,835	6,365
Intangible assets, net	15,089	21,047

Total assets	$1,043,582	$1,080,249

Liabilities:
Mortgage loans	$291,747	$322,846
Exchangeable senior notes, net	48,485	80,435
Senior notes	75,000	75,000
Secured term loans	100,000	100,000
Unsecured revolving credit facility	99,400	75,500
Financing obligation	4,157	11,491
Accounts payable and other liabilities	15,465	18,022
Accrued interest	3,780	2,491
Rents received in advance	5,924	4,812
Tenant security deposits	5,031	5,243
Deferred market rent, net	6,393	8,489

Total liabilities	655,382	704,329

Noncontrolling interests in the Operating Partnership (redemption value of $8,470 and $7,186, respectively)	9,800	10,627

Shareholders’ equity:
Common shares, $0.001 par value, 100,000 shares authorized; 29,966 and 27,353 shares issued and outstanding, respectively	30	27
Additional paid-in capital	509,807	484,825
Accumulated other comprehensive loss	(2,394)	(3,823)
Dividends in excess of accumulated earnings	(129,043)	(115,736)

Total shareholders’ equity	378,400	365,293

Total liabilities, noncontrolling interests and shareholders’ equity	$1,043,582	$1,080,249

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Same-Property NOI(1)(2)

Total base rent	$26,452	$25,431	$78,332	$75,257
Tenant reimbursements and other	5,511	5,475	17,195	15,294
Property operating expenses	(7,404)	(6,971)	(22,433)	(19,247)
Real estate taxes and insurance	(3,121)	(3,177)	(9,493)	(9,161)

Same-property NOI — accrual basis	21,438	20,758	63,601	62,143

Straight-line revenue, net	(359)	(123)	(314)	(396)
Deferred market rental revenue, net	(242)	(454)	(1,051)	(1,366)

Same-property NOI — cash basis	$20,837	$20,181	$62,236	$60,381

Change in same-property NOI — accrual basis	3.3%		2.3%
Change in same-property NOI — cash basis	3.3%		3.1%

Changes in Same-Property NOI — accrual basis
Rental revenue increase	$1,021		$3,075
Tenant reimbursements and other increase	36		1,901
Expense increase	(377)		(3,518)

	$680		$1,458

Same-property percentage of total portfolio (sf)	97.3%		97.3%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Reconciliation of Consolidated NOI to Same-property NOI

Total revenues	$32,874	$31,068	$99,019	$91,620
Property operating expenses	(8,149)	(7,160)	(24,518)	(20,091)
Real estate taxes and insurance	(3,183)	(3,173)	(9,709)	(9,122)

NOI	21,542	20,735	64,792	62,407

Less: Non-same property NOI(3)	(104)	23	(1,191)	(264)

Same-property NOI — accrual basis	21,438	20,758	63,601	62,143

Straight-line revenue, net	(359)	(123)	(314)	(396)
Deferred market rental revenue, net	(242)	(454)	(1,051)	(1,366)

Same-property NOI — cash basis	$20,837	$20,181	$62,236	$60,381

	Three Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
Change in Same-Property NOI by Region
Maryland	-8.7%	-10.1%
Northern Virginia	9.1%	7.4%
Southern Virginia	9.8%	10.3%

(1)	Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: Alexandria Corporate Park, Triangle Business Center and RiversPark I and II.

(2)	Excludes a 76,000 square foot redevelopment building at Ammendale Commerce Center, which was placed in service during the fourth quarter of 2008.

(3)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.